LAURUS MASTER FUND, LTD.

825 Third Avenue, 14th Floor

New York, New York 10022

April 15, 2004

Certified Services, Inc.

5101 N.W. 21st Avenue

Suite 350

Fort Lauderdale, Florida 33309

Attn:  Danny L. Pixler, President, CEO

Re:

Restricted Account: Account Number 2704051107 ,

Account Name: CSRV, Inc., maintained at North Fork Bank (the “Restricted Account”).

Reference is made to (i) that certain Securities Purchase Agreement, dated as of April 15, 2004 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), by and between Certified Services, Inc., a Nevada corporation (the “Company”), and Laurus Master Fund, Ltd. (the “Purchaser”) and (ii) that certain Restricted Account Agreement, dated as of April 15, 2004 (as amended, modified or supplemented from time to time, the “Restricted Account Agreement”), by and among the Company, Laurus and North Fork Bank (the “Bank”).  Capitalized terms used but not defined herein shall have the meanings ascribed them in the Purchase Agreement or the Restricted Account Agreement, as applicable.  Pursuant to the Section 3.2 of the Purchase Agreement, the Company is required to place $7,000,000 in the Restricted Account, and, subject to the provisions of this letter, the Purchase Agreement and any Related Agreement, maintain such amount in the Restricted Account for as long as the Purchaser shall have any obligations outstanding under the Note and to assign the Restricted Account for the benefit of the Purchaser as security for the performance of the Company’s obligations to the Purchaser.

The Purchaser and the Company desire to clarify certain aspects regarding the use of funds contained in the Restricted Account, and for good consideration, the receipt and sufficiency of which is here acknowledged, the Company and the Purchaser agree that, when (and not until) the aggregate outstanding Principal Amount (as defined in the Note) of the Note has been reduced (through voluntary or mandatory prepayments or conversions) to $7,000,000, promptly following any conversion of a Monthly Principal Amount (as defined in the Note) into Common Stock of the Company (such event, a “Conversion”), the Purchaser shall direct the Bank, pursuant to a Release Notice (as defined in the Restricted Account Agreement), to wire an amount of funds equal to the corresponding dollar amount by which the Principal Amount (as defined in the Note) of the Note has been reduced pursuant to such a Conversion from the Restricted Account to such bank account as the Company may direct the Purchaser in writing.

Additionally, the Company may request that the Purchaser direct the Bank to release all or any portion of the amounts contained in the Restricted Account following (or in connection with) the consummation of an acquisition by the Company or any of its Subsidiaries or the addition of insurance programs by the Company or any of its Subsidiaries.   Such a release referred to in the immediately preceding sentence shall be subject (in all respects) to the Purchaser’s evaluation of all factors that it considers (in its sole discretion) relevant at the time of such requested release, including its determination (i) of the relative benefit of such acquisition or insurance program to the Company and its Subsidiaries and (ii) of the overall performance (financial or otherwise) of the Company and its Subsidiaries at such time.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

Signed,

Laurus Master Fund, Ltd.

By:____________________

Name:

Title:

Agreed and Accepted this 15th day of April, 2004.

Certified Services, Inc.

By:_____________________

Name:

Danny L. Pixler

Title:

President, CEO